Exhibit 99

           Chemed Corporation Announces Pricing of Offering of $180 Million Senior Convertible Notes

    CINCINNATI--(BUSINESS WIRE)--May 9, 2007--Chemed Corporation "Chemed" (NYSE:CHE) today announced the pricing of its $180 million aggregate principal amount of senior convertible notes due 2014 (the "Notes") in a private offering to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the "Securities Act"). The Company also granted the initial purchasers an option to purchase an additional $20 million aggregate principal amount of such Notes. Subject to customary conditions, the offering is expected to close on May 14, 2007.

    The Notes will be unsecured, unsubordinated obligations of the Company, will pay interest semi-annually at a rate of 1.875% per annum, and will be convertible upon satisfaction of certain conditions. The Notes will be convertible into cash up to the principal amount of the Notes and, with respect to any excess conversion value, into shares of the Company's capital stock. The Notes will have an initial conversion rate of 12.3874 shares of capital stock per $1,000 principal amount of the Notes. This represents an initial conversion price (which is subject to adjustment in certain circumstances) of approximately $80.73 per share, representing a 22.5% conversion premium based on the closing price of $65.90 per share on May 8, 2007. Holders of the Notes will have the right to require the Company to repurchase for cash all or some of their Notes upon the occurrence of certain events. The Company estimates that the net proceeds from the offering will be approximately $174 million, after deducting estimated discounts and expenses. The Notes will mature on May 15, 2014.

    In connection with the offering, the Company has entered into convertible note hedge transactions with affiliates of the initial purchasers of the Notes (the "hedge counterparties") and intends to use a portion of the net proceeds from this offering to pay for the cost of the convertible note hedge transactions. The Company has also entered into separate warrant transactions with the hedge counterparties, which have partially offset the cost of the convertible note hedge transactions. The convertible note hedge and warrant transactions increase the effective conversion price of the notes to over $105.00 per common share. In connection with the convertible note hedge and warrant transactions, the hedge counterparties have advised the Company that they or their affiliates expect to enter into various derivative transactions with respect to the capital stock of the Company, concurrently with or shortly following pricing of the Notes. These activities could have the effect of increasing or preventing a decline in the price of the capital stock of the Company concurrently or following the pricing of the Notes. In addition, the hedge counterparties or their affiliates may from time to time, following the pricing of the Notes, enter into or unwind various derivative transactions with respect to the capital stock of the Company and/or purchase or sell capital stock of the Company in secondary market transactions. These activities could have the effect of decreasing the price of the capital stock of the Company and could affect the price of the Notes during any averaging period related to the conversion of Notes.

    In addition, concurrent with the issue of the Notes, the Company is repurchasing approximately 1.3 million shares of its capital stock in negotiated transactions with institutional investors amounting to approximately $86 million. The repurchase price of the shares is $65.90 per share, the closing price of the Company's capital stock on May 8, 2007.

    The Company anticipates that approximately $14 million of the remaining net proceeds of the offering will be used within approximately 30 days after the issue of the Notes for additional purchases of its capital stock in the open market or in negotiated transactions. The balance of the net proceeds will be used to repay borrowings under its revolving credit facility.

    If the initial purchasers exercise their over-allotment option, or if the Company otherwise has proceeds remaining, the Company may use a portion of the additional net proceeds for general corporate purposes, or to enter into additional convertible note hedge transactions, or to repurchase additional shares of its capital stock in the open market or in negotiated transactions.

    The Notes and the shares of capital stock issuable upon conversion of the Notes will not be registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act.

    This announcement does not constitute an offer to sell or the solicitation of offers to buy any security and shall not constitute an offer, solicitation or sale of any security in any jurisdiction in which such offer, solicitation or sale would be unlawful.

    Statements in this press release or in other Chemed communications may relate to future events or Chemed's future performance. Such statements are forward-looking statements and are based on present information Chemed has related to its existing business circumstances. Investors are cautioned that such forward-looking statements are subject to inherent risk that actual results may differ materially from such forward-looking statements. Further, investors are cautioned that Chemed does not assume any obligation to update forward-looking statements based on unanticipated events or changed expectations.

    CONTACT: Chemed Corporation
             David P. Williams, 513-762-6901